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On August 22, 2005, Plumtree Software, Inc. and BEA Systems, Inc. held a joint conference call to announce the signing of a definitive agreement whereby BEA Systems, Inc. will acquire Plumtree Software, Inc. A copy of the transcript of the conference call is set forth below.

CORPORATE PARTICIPANTS

Kevin Faulkner

BEA Systems—VP of IR

Alfred Chuang

BEA Systems—Founder, Chairman & CEO

Mark Carges

BEA Systems—CTO

John Kunze

Plumtree Software—CEO

Mark Dentinger

BEA Systems—CFO & EVP

Bill Klein

BEA Systems—EVP, Business Planning & Development

CONFERENCE CALL PARTICIPANTS

Heather Bellini

UBS—Analyst

Tom Berquist

Smith Barney—Analyst

Nate Swanson

ThinkEquity Partners—Analyst

Sarah Friar

Goldman Sachs—Analyst

Adam Holt

JP Morgan—Analyst

Katherine Egbert

Jefferies & Co.—Analyst

PRESENTATION

Operator

Good afternoon. My name is Rita and I will be your conference facilitator today. At this time, I would like to welcome everyone to the BEA announcement conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). Thank you. Mr. Faulkner, you may begin your conference.

Kevin Faulkner —BEA Systems—VP of IR

Thank you, Rita, and welcome to today’s conference call. Please note that we have posted the press release on our Web site at BEA.com and also we are supplementing today’s call with slides. The slides are available on the Investor page of our Web site at BEA.com.

This presentation includes forward-looking statements that involve risks and uncertainties. Statements that are not of historical fact are forward-looking statements, including any statements regarding the plans, goals, strategies, focus, opportunities and objectives for our future operations, business or markets. Statements that include the use of the terminology such as may, will, expects, plans, anticipates, estimates, continue, predict, growth, investment, commitment or other comparable terminology are also forward-looking statements. Forward-looking statements also include statements regarding BEA’s growth and growth opportunities, the benefits of the acquisition to BEA, Plumtree and their respective customers, shareholders, businesses and products, the expectation that the transaction will close in the fall of 2005, the continued support and independence of both companies’ product lines, our analysis that over 50% of Plumtree’s customers will be new customers to BEA, expanding BEA’s customer footprint and the market opportunity for SOA solutions. Actual results could differ materially from those expressed in any forward-looking statements. Among the factors that could cause actual results to differ materially are those factors described in our press release today announcing the acquisition and those detailed in the section entitled “risk factors that may impact future operating results” on Pages 32 through 45 of BEA’s report on Form 10-Q for the fiscal quarter ended July 31, 2005, and risk factors that may affect our future results and the market price of our stock on Pages 24 through 37 of Plumtree’s report on Form 10-Q for the fiscal quarter ended June 30, 2005, and similar disclosures and subsequent BEA and Plumtree SEC filings. Forward-looking statements and risk factors are made as of information available to us today. BEA and Plumtree disclaim any obligation to update these forward-looking statements.

With me today to discuss the announcements are Alfred Chuang, CEO of BEA Systems, who will give you an overview of the transaction and our strategic intent; Mark Carges, CTO of BEA Systems, who will discuss the two product portfolios and why it’s important to our combined customers; John Kunze, CEO of Plumtree Software, who will give you a brief overview of Plumtree and how he sees the fit between the two companies; Mark Dentinger, CFO of BEA Systems, who will give you a brief overview of the definitive agreement; and finally, Bill Klein, BEA’s EVP of Corporate Development, who is also on hand to participate in the question-and-answer session at the end of the call.

Now I’d like to turn the call over to Alfred.

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Thanks, Kevin. It’s a great pleasure to make this announcement. A tremendous amount of work was put in by both BEA and Plumtree teams.

As we told you on our earnings call last week, we are aggressively pursuing growth opportunities. Today is a clear example. If you take any single point away from this conference call, I would like it to be BEA is on the move. Let’s get straight into the details of the announcement.

BEA Systems today entered into a definitive agreement to acquire Plumtree Software for approximately $200 million in cash. The Plumtree portfolio features the industry’s only cross-platform portal, running on both .NET and multiple J2EE application servers, including WebLogic, the combination with BEA, the number one multiplatform portal supplier in the world. As I’ve said in our earnings call last week, the portal is becoming the point of integration in the enterprise. And the portal is being used for a second dashboard, customer care centers, employee collaboration and many other purposes.

Both the WebLogic and the Plumtree platforms have been built from the ground up for specific integration purposes. But the WebLogic and the Plumtree platforms are built from different design points and they are very complementary. By combining Plumtree and BEA, we will be able to better provide our joint customers both enterprise collaboration and also transaction portals. And finally, we expect that the transaction will close in the fall of this calendar year.

So now, let’s go through the combination. Let me start with some background on BEA’s position in the portal marketplace. As we have told you on previous calls, WebLogic Portal is the fastest-growing product in our portfolio. We have over 1400 customers and IDC recently named us the fastest-growing supplier in a portal market. WebLogic Portal targets companies who are delivering business-critical applications through transaction portals. These types of portals required giving IT operations, especially developers, control of all aspects of the portal application. BEA is empowering many portals like this for credit card companies, commercial banks, airlines, telecommunications providers, and many other industries. These portals have very large transaction volumes, roll-based (ph) access and composite services used by thousands of customers. Plumtree Software specializes in internal collaboration and employee portals and is also widely known as one of the leaders in the portal marketplace. The Plumtree portfolio has aimed their technical business uses for line of business ITs who build enterprise portals that connect different workgroups, IT systems and business processes. They provide ways to share information across projects and teams. And in addition to that, Plumtree has great products like the collaboration and portal analytic service that can provide leverage to our portfolio.

Later on in this call, John Kunze, CEO of Plumtree, will provide you with more information about Plumtree’s focus and also their background. This is a winning combination. It combines leadership in both transactional and collaboration portals. BEA will continue to support both product lines. Each will be offered independently and we will also have offerings that combine products within the portfolio.

Let me summarize. First, this further enhances BEA’s scale in the enterprise with the most comprehensive portal offering. Today, we’ve grown more than twice as fast as our main competitors in the portal market. This transaction clearly puts us in a top seat in portals.

Second, this clearly gives BEA access to a new customer base. Preliminary analysis shows that over 50% of Plumtree’s top customers will be new customers to BEA.

Third, because Plumtree tends to work with either business users or line of business IT, this will expand our customer footprint in both new and existing accounts due to the new relationships.

Fourth, it is now more than just J2EE. It is now truly a multi platform.

And finally, this combination will facilitate faster adoption of both the AquaLogic line of products and WebLogic Communications Platform with new data services and even voice-enabled collaboration.

Now let me turn the call over to Mark Carges, who will be leading the integration on the BEA side. Mark will be working closely with John. Mark?

Mark Carges —BEA Systems—CTO

Thanks, Alfred. It’s a pleasure to be here today. What I wanted to do is give you a little deeper perspective on the two portal product lines that we will have as a result of the acquisition and the logic behind keeping both of them as two separate and distinct offerings in the market. We will have two separate portal product lines for as long as we can see. Alfred already gave you a terrific high-level overview of the two companies, each a leader in its own right in the portal market.

At BEA, our portal offering today is within the WebLogic product family. WebLogic Portal server was introduced about four years ago and in fact I was part of that product’s inception as I then led a separate business unit within BEA focused on the portal. Since then, this product has been the fastest-growing product within our portfolio. And as Alfred mentioned, it was recently reported to be the fastest-growing portal product by IDC.

What’s the design point of this product? It’s designed for extensibility, transactional integrity, and scalability — all -ilities (sic) that make up the brand promise of WebLogic. It’s built on the J2EE WebLogic server and runs in the most demanding transactional environments. It’s really about building new composite applications that span multiple transactional systems, whether it’s access to a retirement account, tracking a package, checking in for your flight or paying a bill on-line.

The industries where you’ve seen most of our success are where you’d expect; wireless companies, consumer portals, banking, credit card companies, airlines and national governments — all the places where WebLogic server has a strong foothold. But the common denominators are transactional portals and Java — or more specifically, J2EE application environments. WebLogic Portal has the same native development environment and same tools that J2EE developers are used to and the deployment doesn’t fall down. It just works by design.

Now, to compare and contrast the Plumtree offering, I’ve personally competed against this product for the last few years, but not a lot. And why is that? It’s because we have such different design points and areas of market strength. The Plumtree portal offering has been designed from day one for business users with a really clean, intuitive set of tools designed for use by non-technical business people. Plumtree excels at providing collaborative design environments where spreadsheets, blueprints, product designs, or even layouts are shared. They are able to offer support to teams of business people to share in version documents in order to keep track of the revisions. They have prebuilt templates to make it easy to get started. They make it easy for people to work together and for teams of people to work together inside or across the firewall.

These environments are not always J2EE application environments. In fact, there may not be any professional application developers in the organization. The types of people who build a portal on the Plumtree product line typically would not even call themselves developers. They are line of business IT or maybe even technical business people who worked on portal projects out of a business need.

So what does it mean when we can bring both of these portals to a customer? It means that BEA can provide the most complete portal portfolio for all composite application and portal enterprise requirements. You get the ease-of-use for development, flexible, scalable open and transactional capabilities from the WebLogic portfolio, and you get the ease-of-use for business users, as well as the flexible and team-based collaboration capabilities from Plumtree. This provides a balanced perspective or view within the enterprise for both the collaborative and transactional sides of the business, each designed with the interface appropriate to the needs of that user. And because both of the product lines are architected for J2EE and Web services standards, they can communicate with one another via standards like Web services for remote portals, WSRP, and the Java portlet standards. But customers will get a lot more.

The cross platform flexibility that Alfred and I have mentioned throughout this call, J2EE and .NET, the combined expertise of both product and service teams, and a large portfolio of solution and solution frameworks will help customers get better time to value for employee, customer, and citizen facing collaboration and transactional environments. So with that, let me turn it over to John.

John Kunze —Plumtree Software—CEO

Thanks, Mark. For those of who don’t know us very well, I’d like to give you a little background on Plumtree Software. We are nearly ten years old. We founded the company in 1996. We went public on the NASDAQ three years ago. We have grown the company to a run rate of nearly $100 million, and have been widely recognized as one of the leading portal software vendors in the world. Overall, we have more than 700 customers with a strong representation in large companies and government agencies. We have nearly 25 million licensed users worldwide, predominantly in the United States. And in the last quarter, we added roughly 1.5 million new users.

The incorporation of Plumtree into the BEA portfolio is an exciting development in the service-oriented architecture market. As a leader in both application and service infrastructure, BEA will benefit greatly from Plumtree’s ability to abstract Web services simultaneously from multiple systems and incorporate them in systems that manage human-driven activities in the enterprise. Software sacks that previously had to be operated separately because they were built on different platforms can now be used side by side to create integrated, useful composite applications.

Plumtree and BEA have separately been developing composite application strategies for sometime. And with this transaction, we feel that both Plumtree and BEA customers will benefit from the product synergies that the companies share.

Both Plumtree and BEA have embraced the fact that the IT infrastructure in today’s enterprise is heterogeneous. In addition, both Plumtree and BEA understand the importance of open technology, and have made our product architectures easy to use and easy to customize for the varying needs of different business entities. Those who follow Plumtree will recall that we made our enterprise Web product suite available on the J2EE platform in the third quarter of 2004. Joining BEA will be a great opportunity for the expansion of Plumtree on J2EE as BEA has an installed base of over 15,000 customers that operate in J2EE environments. There is an enormous market opportunity for SOA solutions that can address J2EE-centric organizations, and the incorporation of Plumtree technology into the BEA portfolio will propel the success and adoption of the platform.

The combination of BEA and Plumtree will also significantly benefit current Plumtree customers. Plumtree customers will now have seamless access to BEA’s WebLogic and Tuxedo product lines. Customers will be able to utilize one vendor to address all of their customizable application needs, whether the applications must be able to address business problems that are human-facing or more transactional in nature. In addition, current Plumtree customers will have access to BEA’s world-class support organization.

We are very excited to be part of the BEA team and look for both companies to reap significant benefits from this combination. Now I will turn the call over to Mark Dentinger. Mark?

Mark Dentinger —BEA Systems—CFO & EVP

Thank you, John. I’d like to briefly review the transaction structure and a few financial metrics for Plumtree. Most of the information pertaining to Plumtree’s historical financial performance can be found in or derived from their periodic SEC filings for each of the last four quarters as of and for the period ended June 30th, 2005.

BEA will pay $5.50 per share in cash or approximately $180 million under the proposed transaction. In addition, BEA will assume Plumtree’s outstanding employee stock options as part of the transaction consideration, bringing the total price to about $200 million before any transaction costs and expenses. Upon closing, we anticipate that BEA will acquire approximately $65 million in cash on Plumtree’s balance sheet, but the net cash exchange is expected to be about $115 million plus any transaction costs and expenses.

The transaction will be accounted for as a purchase under U.S. Generally Accepted Accounting Principles, and it is subject to regulatory approval, approval by Plumtree shareholders and other customary closing conditions.

As of and for the twelve-month period ended June 30th, 2005, Plumtree had the following unaudited financial performance and metrics. License revenues, before the effect of the GSA contingent contract reserve, were $38.3 million. Total revenues were 92.5 million. Gross margin was 75%.

R&D expenses were $26 million. Selling, general, and other operating expenses were $48.7 million. The net loss was 4.5 million. Cash used in operations was 4.3 million. Total headcount at June 30th, 2005, was 415 employees.

BEA is not making any specific comments on the proposed transaction’s effect on either company’s near-term financial performance, but we do expect the transaction to be accretive to the combined company’s intermediate financial performance. Now let me turn it back over to Alfred.

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Thanks, Mark. In summary, we are very pleased to be able to announce this transaction. We believe Plumtree customers, partners, and perhaps most importantly, the employees will really enjoy working with and for BEA. We very much look forward to making them part of the BEA community. Operator, can you open the line for questions please?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Heather Bellini, UBS.

Heather Bellini —UBS—Analyst

I have a couple of questions actually. First of all, you mentioned that you will not give the transaction’s effect on the near term financial results, but mentioned they were to be accretive in intermediate term? How do you define intermediate? And how should we think about cautions and the new synergies of the deal, and I have one more.

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

I think this is the way that we’re going to run the business; the first thing we’re going to do is to make sure that we will integrate the two businesses from a company perspective, but yet leave technology and the product to be offered to our customers separately. We do that mostly because we believe we do — we are catering to two distinct types of markets and customers in the marketplace. Obviously, there’s upsell opportunity in both of them. It is difficult to tell at this point in time what those specific upsell opportunities would be.

Along the way in our quarterly earnings call, I will be updating everybody on what the synergy would be and also some of the projections of what the accretions, parameters, alongside what some of the upside would be in license selling and also in the maintenance space.

Heather Bellini —UBS—Analyst

Okay. Thank you. And the other one is I guess you mentioned that you didn’t compete with them directly, but did you see them in any competitive situations? And in what percent of the deals you normally saw them and what was your normal win rate against them?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

I think the amount of time that we see them is still (ph), mostly because I think — first I talked about technologically, we are very complementary. And secondly, if you look at view transaction rates, I think I talked about, we’re doing approximately 2400 transactions per quarter, so the company does so many transactions, especially in the 100K to $1 million in size, which will overwhelm just about anybody, I think in this field. So for us to really notice a competitor, they have to be very, very large. And I think just as a matter of sheer size does not talk about our technology or anything.

I still think at the end of the day, as Mark Carges and John talked about, our technologies are very complementary. We are moving into multi-platform through the whole AquaLogic line of products. I think this makes just perfect sense for us for what we are moving into. So I would say don’t worry much about the competitive overlap. That’s going to be very small and extremely manageable. Otherwise, we wouldn’t do this deal.

Operator

Tom Berquist, Smith Barney.

Tom Berquist —Smith Barney—Analyst

Thank you. A couple of quick things first. If you said it, I missed it. Did you mention a potential expected deal closing?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Hi, Tom. This is Alfred. We do expect this to close, we said in the fall, so we’re hoping to try to get it closed within a 60 to 90 day kind of time frame, obviously pending extra filings and other regulatory things that we have to go through.

Tom Berquist —Smith Barney—Analyst

Got it. And is there any breakup fee in the deal?

Bill Klein —BEA Systems—EVP, Business Planning & Development

Hi, Tom. This is Bill Klein. Yes, there is a breakup fee; it’s $5.5 million.

Tom Berquist —Smith Barney—Analyst

Thanks. And then just on the product side, and this is either for Alfred or John, I know that the product supports both Java and .NET, and I know you are committed to keeping all of the platforms running over time, but just in terms of the products themselves. And I can’t recall, John, if these products are actually based on a lot of the same underlying code, or if they are actually two different code platforms with two different underlying architectures. But can you talk a little bit about how you propose to evolve the non-Java-based products over time?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

I’m going to talk a little bit and I’m going to ask John to add to it.

John Kunze —Plumtree Software—CEO

I can give the background.

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Sure. I will ask John to talk about his two product lines as really running on the same platform today. They have done an enormous amount of work to make that happen so that it can support both .NET and also Java technology.

But our intention is we’re not merging. We are not going to be eliminating our .NET offering or other app server offerings and just go to all WebLogic.

One of the key reasons why Plumtree is very appealing to BEA has to do with AquaLogic. We are offering a very high performance message that allows applications to run independently of an application server. So it is our intention to continue to do that and with this deal, we’ll be doing more of that. And our products through Microsoft and some of the new things clearly will be enhanced with this transaction. John?

John Kunze —Plumtree Software—CEO

Yes, Tom, one of the many reasons why we’re so excited about this combination is because, as you know, we’ve been committed to supporting open environments; that’s always been the hallmark of Plumtree. And with BEA’s commitment to running on multiple application servers and supporting open systems and equally as openly as possible supporting .NET as well as J2EE, this is a very good, synergistic combination for our customers and our technology.

And as been mentioned before, we feel like the sweet spot for the products cater to different needs. To the extent that clients need transactional-based portals, they will likely choose the current BEA offering. And to the extent that they need human-centric based portal applications, they would likely choose the current Plumtree technologies. And the good news is if they need both, they can now get both.

Tom Berquist —Smith Barney—Analyst

Got it. And then just finally, on the database site, it wasn’t clear from, at least the FAQ that I got, what the story is with database support. But can you talk a little bit about what you support and whether that has any implications as well.

John Kunze —Plumtree Software—CEO

Plumtree currently supports SQL and Oracle, and we don’t see that changing.

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

And Tom, you know that BEA supports anything that moves. So will likely to continue to do that.

Tom Berquist —Smith Barney—Analyst

Okay, great.

Operator

Nate Swanson, ThinkEquity.

Nate Swanson —ThinkEquity Partners—Analyst

I’m wondering if John can maybe talk about what this means to your application strategy and also, will you be releasing the Linux platform in Q4?

John Kunze —Plumtree Software—CEO

We’ll continue to stay on track for all product plans, Nate.

Nate Swanson —ThinkEquity Partners—Analyst

Okay. Thank you.

Operator

Sarah Friar, Goldman Sachs.

Sarah Friar —Goldman Sachs—Analyst

Just a question first on growth rates for Plumtree as we think about adding it into BEA. It looks like the analysts on the Street were expecting growth rate around mid-teens, sort of low to mid-teens growth. Is that a reasonable expectation in terms of revenue growth or have you — what sort of thought have you given to that?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Sarah, this is Alfred. I think it’s too early to be able to tell because we are on a very small license revenue base from Plumtree at this point in time as compared to BEA. I think as the deal gets closer to closing, and I should be able to know more, and once we close the deal, we’ll be able to put some of our best minds together. And our goal, obviously, as I talked about on our last earnings call, is all about growing license revenue and this is one of the very key moves that we are making to go do that — (indiscernible) that we will make.

Sarah Friar —Goldman Sachs—Analyst

Okay. So secondly, a little bit of a flavor of that, you talked about operationally keeping the two product lines very separate for now. In terms of a go-to-market strategy, how quickly do you think you’ll have Plumtree put into your own sales force under Tom Ashburn, or is the idea to keep even that quite separate for the interim phase?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Sarah, I think this is another question that actually we will probably — we have a lot more details by the time we get closer to closing. But for those of you who actually remember, circa 1998, and what happened to WebLogic when BEA acquired WebLogic and how we actually leverage a product into both sales forces in a very, very significant way while you’re transitioning the company, and the new BEA emerged. I think we will be reusing some of those techniques in this transaction and allowing us to be able to grow into selling. Again, I talked about line of business and some of the more technical business that historically BEA had no access to. I do expect some level of structure that allows both sales forces to benefit both product lines in some fashion. The exact details are still being worked out and I will continue to update you guys on that.

Sarah Friar —Goldman Sachs—Analyst

And is the assumption that you will retain most of Plumtree’s 415 employees at this point in time?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

It is our intention to retain most of the employees, that’s correct.

Sarah Friar —Goldman Sachs—Analyst

And then just one final question, Plumtree did have an ongoing TSA investigation which you already mentioned. They have assigned a value to that. In doing your due diligence for the deal, are you comfortable that that’s the contingency, the 1.5 million? Or is there any further update from when they announced results?

Mark Dentinger —BEA Systems—CFO & EVP

Sarah, hi, this is Mark. As explained in Plumtree’s release, there is a range assigned to that based upon what we know at this particular time. And BEA has had the opportunity to examine some of the underlying assumptions to that. But as the transaction matures towards the closing date, and we get more information, we will firm up the range and that will become part of the transaction accounting under APB 16 and its successors.

Sarah Friar —Goldman Sachs—Analyst

Great. Okay. Well, thanks very much.

Operator

Adam Holt, JP Morgan.

Adam Holt —JP Morgan—Analyst

Good afternoon. You noted that 50% of the customers will be new to BEA. In the other 50% where there is overlap, can you talk a little bit about how you typically see product interaction and describe what you see as the cross selling opportunities?

Mark Carges —BEA Systems—CTO

As I had mentioned when I had described the product differences, the transactional portals from WebLogic and the collaborative internal and employee and partner portals from Plumtree. So in large corporations where we both exist, the type of portals that are used in those companies are different. Some are hitting the heavy back-office systems and going out to the external Web sites as transactional portals while others are more collaborative, internal employee or partner portals. And so what this allows us to do is look for the technology synergies to allow those to interact even better for customers who have both, as well as to continue using — coming to one vendor to go forward with both types of portals. So we see that complementary nature as being a great opportunity for BEA as well as for the customer to continue to use both products.

Adam Holt —JP Morgan—Analyst

And just a question on the revenue side. The Plumtree results have been a little bit inconsistent over the last several quarters. Do you think that the accretion commentary that you gave is predicated upon just giving those products access to a broader distribution channel or is there something else that you are thinking about in terms of being able to drive accretion over the next — I guess in the intermediate term, as you described?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Adam, I think, certainly, the distribution channel is going to help a lot. Having a few organizations with 1 or 2,000 people is going to give tremendous strength to the offering that is coming from Plumtree. It’s not only just sales capability, but also the growth in our VAR channel of late, which will be very helpful. Our professional services force (ph) that we are growing as fast as we can and our education capability.

I think in this world, clearly one of the reasons why John and I got together the first time was to talk about scale. How do we actually get scale into the marketplace? And BEA has scale. And I think our experience of how to leverage outstanding technology and groups of very smart people that are very focused in a specific marketplace have been outstanding. I think our track record from Tuxedo into WebLogic, now point into the portal line of products, I think that we have been building over the last several years, have clearly demonstrated that. So we expect the same thing here.

John can only speak about a consistency, but I think we have every expectation — much of the discipline that we have put into building BEA, Plumtree’s team was going to be able to leverage. Of the geographical — just to let you know — Plumtree is only headquartered literally a block away from our office in San Francisco, which is our second-largest campus and which will become our largest campus in the company after this transaction. So we are very intentioned (sic) to really build this up as a key leverage for our company to grow.

Adam Holt —JP Morgan—Analyst

And just lastly, a clarification — is the accretion commentary on a pro forma basis with the maintenance write-down added back?

Mark Dentinger —BEA Systems—CFO & EVP

The accretion concept is on a pro forma basis. And I’m not sure I understand the context of your maintenance add-back.

Adam Holt —JP Morgan—Analyst

Well, you will obviously have a revaluation of the deferred revenue.

Mark Dentinger —BEA Systems—CFO & EVP

Oh, right. You’re talking about reevaluating the deferred revenue before we acquire it from Plumtree?

Adam Holt —JP Morgan—Analyst

Yes.

Mark Dentinger —BEA Systems—CFO & EVP

Yes, even with that, we still expect an accretion to occur in the intermediate term, which we would define as somewhere outside the twelve-month boundary.

Kevin Faulkner —BEA Systems—VP of IR

Operator, we will have time for one more question, please.

Operator

Katherine Egbert, Jefferies.

Katherine Egbert —Jefferies & Co.—Analyst

Thank you. Good afternoon, everyone. I’m wondering — somebody mentioned an adoption rate or growth rate, I’m sorry, of Plumtree in the mid to high teens. Can you talk about what the adoption rate overall is for the portal market right now, and whether this deal was done to address any specific vertical or opportunity or particular customer?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Katherine, hi. This is Alfred. I talked about on the earnings growth about 65% of our app server sales today is driven, or linked or led by our portal product. So we expect that will continue to grow. This is the trend in the marketplace. Our customers are using the portal to integrate a lot of the processes in the company. Plumtree adds to the transactional capability that we normally do for these external portals into internal portals and also now a lot of line of businesses kind of activities, which BEA traditionally doesn’t sell into. So we expect the combination will allow the customer to have a much more seamless access to information in and out of the company, whether it is for information or it’s heavily transactional-oriented.

And I think we have every bit of confidence that this will ultimately lead to the drive of many of the BEA products, especially on this stuff, the AquaLogic line of products, and including especially, you know, the stuff that I talked a lot about on the last earnings call, around our communications server product.

Katherine Egbert —Jefferies & Co.—Analyst

And then, what’s the difference in the average selling price of Plumtree versus BEA’s portal?

Mark Carges —BEA Systems—CTO

Hi, Katherine. This is Mark Carges. They are fairly similar. One difference is that Plumtree has a per-user as well as a per-CPU model, whereas BEA has a per-CPU model. But the average selling prices are quite similar for similarly typed, sized, portals.

Katherine Egbert —Jefferies & Co.—Analyst

Okay. That helps. Thank you.

Operator

Ladies and gentlemen, we have reached the end of the allotted time for questions and answers. Mr. Faulkner, are there any closing remarks?

Alfred Chuang —BEA Systems—Founder, Chairman & CEO

Yes. Ladies and gentlemen, thank you very much — this is Alfred — for the time spent and my apology for the late notice. Literally, we got the deal done and we have put the information out on the wire and get everybody on the call. The turnout really amazed us. It clearly shows the support of our company and the combined company. Again, this is a great day, I believe, for the BEA employees, especially also for the Plumtree employee. We’re very excited and we look forward to updating you as we get closer to the closing of the transaction, and keeping you posted on our progress on our integration of the two companies. And we will continue to keep you posted in all of the progress we will make in growing our license revenue. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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Additional Information and Where to Find It

Plumtree has agreed to file a proxy statement in connection with the proposed acquisition with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PLUMTREE SOFTWARE AND THE PROPOSED TRANSACTION. The proxy statement will be mailed to the stockholders of Plumtree. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to Plumtree’s Investor Relations page on its corporate website at www.plumtree.com.

In addition, Plumtree and its officers and directors may be deemed to be participants in the solicitation of proxies from Plumtree’s stockholders with respect to the acquisition. A description of any interests that Plumtree’s officers and directors have in the acquisition will be available in the proxy statement. In addition, BEA may be deemed to be participating in the solicitation of proxies from Plumtree’s stockholders in favor of the approval of the acquisition. Information concerning BEA’s directors and executive officers is set forth in BEA’s proxy statements for its 2005 annual meeting of stockholders, which was filed with the SEC on May 16, 2005, and annual report on Form 10-K filed with the SEC on April 18, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to BEA’s Investor Relations page on its corporate website at www.bea.com.

Forward Looking Statements

This filing may contain forward-looking statements, including statements regarding actions to be taken by Plumtree Software during the pendency of the merger, the completion of the merger and the benefits and synergies of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, Plumtree Software’s business could suffer due to market uncertainty relating to the merger, the closing of the merger may not occur or be delayed, or that the benefits and synergies of the merger may not be realized. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Plumtree Software’s periodic filings with the Securities and Exchange Commission, including Plumtree Software’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 and Plumtree Software’s annual report on Form 10-K for the year ended December 31, 2004. Plumtree Software undertakes no obligation to update the forward-looking statements.